Exhibit 10.5.15

[Execution Version]

AMENDMENT NO. 3

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 3 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of October 14, 2005, by and among Wachovia Bank, National Association, as agent (in such capacity, “Agent”) for itself and the financial institutions from time to time party to the Loan Agreement (as hereinafter defined), as lenders (collectively, together with Agent, “Lenders”), The CIT Group/Business Credit, Inc., as co-agent (in such capacity, “Co-Agent”), The Doe Run Resources Corporation (“Doe Run”), The Buick Resource Recycling Facility LLC (“Buick Smelting”), Fabricated Products, Inc., (“Fabricated Products”, and together with the Doe Run and Buick Smelting, each individually a “Borrower” and collectively, “Borrowers”) and DR Land Holdings, LLC (“Guarantor”).

W I T N E S S E T H :

WHEREAS, Agent, Co-Agent, Lenders, Borrowers and Guarantor have entered into financing arrangements pursuant to which Agent and Lenders have made and may make loans and advances to Borrowers as set forth in the Amended and Restated Loan and Security Agreement, dated October 29, 2002, by and among Agent, Co-Agent, Lenders, Borrowers and Guarantor, as amended by Amendment No. 1 to Amended and Restated Loan and Security Agreement, dated March 11, 2003, Amendment No. 2 to Amended and Restated Loan and Security Agreement, dated as of April 9, 2004, and as further amended by this Amendment No. 3 to Amended and Restated Loan and Security Agreement (this “Amendment”), dated as of the date hereof (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and other agreements, documents and instruments referred to therein or at any time executed or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);

WHEREAS, Borrowers have requested that Agent and Lenders agree to (a) extend the term of the Financing Agreements to August 29, 2008, (b) lower and revise the method of calculating the Interest Rate, (c) increase the sublimit on the amount of Letter of Credit Accommodations that may be made available under the Loan Agreement to $20,000,000, (d) eliminate the requirement that Borrowers maintain a minimum amount of Consolidated Net Worth, revise the minimum amounts of EBITDA that Borrowers and their Subsidiaries are required to maintain, amend the minimum Fixed Charge Coverage Ratio that Borrowers and their Subsidiaries are required to maintain and modify the maximum amount of Capital Expenditures that Borrowers and their Subsidiaries are permitted to make, (e) terminate the Supplemental Loan Credit Facility and (f) enter into certain other amendments to the Loan Agreement;

WHEREAS, Agent, Co-Agent and Lenders are willing to agree to such extension and amendments, subject to the terms and conditions herein; and

WHEREAS, by this Amendment, Agent, Lenders, Borrowers and Guarantor desire and intend to evidence such extension and amendments;

NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, the parties hereto agree as follows:

Section 1.                                            Definitions.

1.1                                 Additional Definitions.

(a)                                  “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum determined by dividing (i) the London Interbank Offered Rate for such Interest Period by (ii) a percentage equal to: (A) one (1) minus (B) the Reserve Percentage. For purposes hereof, “Reserve Percentage” shall mean for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to “Eurocurrency liabilities” (as that term is defined in Regulation D), or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined, whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

(b)                                 “Applicable Margin” shall mean, at any time, as to the Interest Rate for Prime Rate Loans and the Interest Rate for Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below if the Quarterly Average Excess Availability for the immediately preceding fiscal quarter is at or within the amounts indicated for such percentage:

Tier	Quarterly Average Excess Availability	Applicable Prime Rate Margin	Applicable Eurodollar Rate Margin
1	$15,000,000 or more	.25%	2.50%
2	Greater than or equal to $10,000,000 and less than $15,000,000.50%		2.75%

3	Greater than or equal to $5,000,000 and less than $10,000,000.75%		3.00%
4	Less than $5,000,000	1.00%	3.25%

; provided, that, the Applicable Margin shall be calculated and established once, effective as of the first (1st) day of the second month of each fiscal quarter, commencing with the fiscal quarter beginning on February 1, 2006 and shall remain in effect until adjusted thereafter on the first (1st) day of the second month of each fiscal quarter thereafter.

(c)                                  “Carry Over Capital Expenditures” shall mean the amount of Capital Expenditures not made by Borrowers in a period that Borrowers would otherwise be permitted to make in such period as provided by Section 7.22 of the Loan Agreement.

(d)                                 “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

(e)                                  “Eurodollar Rate Loans” shall mean any Loans or portion thereof with respect to which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms of the Loan Agreement.

(f)                                    “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), three (3) or six (6) months duration as any Borrower (or Administrative Borrower on behalf of such Borrower) may elect, the exact duration to be determined in accordance with the customary practice in the applicable London interbank market; provided, that, such Borrower (or Administrative Borrower on behalf of such Borrower) may not elect an Interest Period which will end after the last day of the then-current term of the Loan Agreement.

(g)                                 “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that, if more than one rate is specified on Telerate Page 3750, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2)  Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

(h)                                 “Prime Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

(i)                                     “Quarterly Average Excess Availability” shall mean, at any time, the average of the aggregate amount of the Excess Availability of Borrowers for the immediately preceding fiscal quarter based on the books and records of Agent reported to Borrowers (or to Administrative Borrower on behalf of Borrowers).

1.2                                 Amendments to Definitions.

(a)                                  Agent.

(i)                                     All references to the term “Agent” in the Loan Agreement shall be deemed and each such reference is hereby amended to mean Wachovia Bank, National Association, a national banking association, successor by merger to Congress Financial Corporation, in its capacity as administrative agent and collateral agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

(ii)                                  All references to the term “Agent” in the Financing Agreements, other than the Loan Agreement, shall be deemed and each such reference is hereby amended to mean Wachovia Bank, National Association, a national banking association, successor by merger to Congress Financial Corporation, in its capacity as administrative agent and collateral agent on behalf of Lenders pursuant to the terms of the Loan Agreement and any replacement or successor agent under the Loan Agreement.

(b)                                 Borrowing Base Loan Limit. All references to the term “Borrowing Base Loan Limit” in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby amended to mean, as to each Borrower the lesser of: (i) the Borrowing Base of such Borrower (subject to the limitations set forth in Section 3.1(b) of the Loan Agreement) or (ii) the Maximum Credit minus the sum of (A) the aggregate amount of all Borrowing Base Loans outstanding to the other Borrowers plus (B) the amount of all then outstanding Letter of Credit Accommodations.

(c)                                  Business Day. All references to the term “Business Day” in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby amended to mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the State of North Carolina, and a day on which Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable London interbank market.

(d)                                 Congress. All references to the term “Congress” in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby re-designated “Wachovia” and amended to mean Wachovia Bank, National Association, in its individual capacity, and its successors and assigns.

(e)                                  Fixed Charges. All references to the term “Fixed Charges “ in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby amended to mean, as to any Person and its Subsidiaries (in the case of Doe Run and its Subsidiaries, excluding Doe Run Cayman and its Subsidiaries), with respect to any period the sum of, without duplication, (i) all Net Interest Expense, plus (ii) all Capital Expenditures, plus (iii) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Indebtedness for borrowed money (including any mandatory principal payments in respect thereof) and Indebtedness with respect to Capital Lease Obligations (and without duplicating in items (i) and (iii) of this definition, the interest component with respect to Indebtedness under Capital Leases Obligations), plus (iv) any cash payments in respect of any defined pension benefit plan in excess of the amount deducted in respect thereof in calculating Consolidated Net Income. The foregoing shall not be construed to include principal payments on Indebtedness arising pursuant to revolving loans and advances under the Loan Agreement or principal payments on Indebtedness arising pursuant to the term loan under the Term Loan Agreement.

(f)                                    Interest Rate. All references to the term “Interest Rate” in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby amended to mean the following:

(i)                                     Subject to adjustment as provided in clause (ii) of this definition below:

(A)                              as to Prime Rate Loans, a rate equal to three-quarters of one percent (3/4%) per annum in excess of the Prime Rate, and

(B)                                as to Eurodollar Rate Loans, a rate equal to three (3%)  percent per annum in excess of the Adjusted Eurodollar Rate (in each case, based on the London Interbank Offered Rate applicable for the Interest Period selected by a Borrower, or by Administrative Borrower on behalf of such Borrower, as in effect two (2) Business Days prior to the commencement of the Interest Period, whether such rate is higher or lower than any rate previously quoted to any Borrower or Guarantor).

(ii)                                  Subject to clause (iii) of this definition below, effective as of the first (1st) day of the second month of each fiscal quarter (commencing with the quarter beginning on February 1, 2006), the Interest Rate payable by each Borrower shall be increased or decreased, as the case may be, (A) as to Prime Rate Loans, to the rate equal to the Applicable Margin for Prime Rate Loans on a per annum basis in excess of the Prime Rate and (B) as to Eurodollar Rate Loans, to the rate equal to the Applicable Margin for Eurodollar Rate Loans on a per annum basis in excess of the Adjusted Eurodollar Rate as may be in effect from time to time for any Interest Period.

(iii)                               Notwithstanding anything to the contrary contained in clauses (i) and (ii) of this definition, the Applicable Margin otherwise used to calculate the Interest Rate for Prime Rate Loans and Eurodollar Rate Loans shall be the highest percentage set forth in the definition of the term Applicable Margin for each category of Loans (without regard to the amount of Quarterly Average Excess Availability) plus Agent may, at its option, and upon the written direction of Majority Lenders shall, as to Prime Rate Loans, increase such rate to a rate three (3%) percent per annum above the Prime Rate and, as to Eurodollar Rate Loans, increase such rate to a rate five and one quarter (5.25%) percent per annum above the Adjusted Eurodollar Rate at any time without notice (a) for the period on and after (i) the date of termination or non-renewal of the Financing Agreements until such time as all Obligations are indefeasibly paid in full (notwithstanding entry of any judgment against a Borrower), or (ii) the date of any Event of Default, and for so long as such Event of Default exists or is continuing, as determined by Agent and (b) on the Borrowing Base Loans at any time outstanding in excess of the Borrowing Base of such Borrower or the Borrowing Base Loan Limit of such Borrower (whether or not such excess(es) arise or are made with or without Agent’s knowledge or consent and whether made before or after an Event of Default).

(g)                                 Letter of Credit Accommodations. All references to the term “Letter of Credit Accommodations” in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby amended to mean the Borrowing Base LC Accommodations.

(h)                                 Loans. All references to the term “Loans” in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby amended to mean the Borrowing Base Loans.

1.3                                 Interpretation. For purposes of this Amendment, unless otherwise defined herein, all terms used herein shall have the respective meanings assigned to such terms in the Loan Agreement.

Section 2.                                            Interest Rate.

2.1                                 Effective as of the date hereof, the Interest Rate shall be revised to be the Interest Rate as amended hereby and shall thereafter be calculated at the Applicable Rate in accordance with the terms and conditions of the Loan Agreement as amended hereby.

2.2                                 Section 3.8 of the Loan Agreement is hereby deleted and replaced with the following:

                                                “3.8  Interest.

(a)                                  Borrowers shall pay to Agent, for the ratable benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

(b)                                 Each Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time request Eurodollar Rate Loans or may request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from a Borrower (or Administrative Borrower on behalf of such Borrower) shall specify the amount of the Eurodollar Rate Loans or the amount of the Prime Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued

(subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from a Borrower (or Administrative Borrower on behalf of such Borrower), such Eurodollar Rate Loans shall be made or Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination of this Agreement, (iii) such Borrower (or Administrative Borrower on behalf of such Borrower) shall have complied with such customary procedures as are established by Agent and specified by Agent to Administrative Borrower from time to time for requests by Borrowers for Eurodollar Rate Loans, (iv) no more than four (4) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (vi) the maximum amount of the Eurodollar Rate Loans in the aggregate at any time requested by Borrowers shall not exceed the amount equal to eighty (80%) percent of the lowest principal amount of the Borrowing Base Loans which it is anticipated will be outstanding during the applicable Interest Period, in each case as determined by Agent in good faith (but with no obligation of Agent or Lenders to make such Loans), and (vii) Agent and each Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent and such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by such Borrower. Any request by or on behalf of a Borrower for Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.

(c)                                  Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such Eurodollar Rate Loan (and unless Co-Agent has also received such request), in each case, at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Agent’s option, upon notice by Agent to Administrative Borrower, be subsequently converted to Prime Rate Loans in the event that this Agreement shall terminate or not be renewed. Borrowers shall pay to Agent, for the ratable benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate any Lender or Participant for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

(d)                                 Interest shall be payable by Borrowers to Agent, for the account of Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrowers to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

(e)                                  If the closing daily balance in all of the loan account(s) of Borrowers on a combined basis as of any day is a credit balance, so long as (i) no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing, and (ii) Excess Availability is at least $1.00, Lender shall, on the first day of the next month, credit the loan account(s) of Borrowers with, in total, an amount calculated upon such credit balance at the rate of the Prime Rate. Such amount to be credited shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The Prime Rate used to calculate such credit to the loan account(s) of Borrowers shall increase or decrease by an amount equal to such increase or decrease in such Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs.”

2.3                                 Effective as of the date hereof, Section 3.6 of the Loan Agreement is hereby deleted and replaced with the following:

“3.6  Changes in Laws and Increased Costs of Loans.

                                                (a)  If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank or any Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or any Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, and the result of any of the foregoing events described in clauses (i), (ii) or

(iii) is or results in an increase in the cost to any Lender of funding or maintaining the Loans, the Letter of Credit Accommodation or its Commitment, then Borrowers and Guarantor shall from time to time upon demand by Agent pay to Agent additional amounts sufficient to indemnify such Lender, as the case may be, against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such increased cost shall be submitted to Administrative Borrower by Agent and shall be conclusive, absent manifest error.

(b)  If prior to the first day of any Interest Period, (i) Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrowers and Guarantor) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, (ii) Agent has received notice from the Majority Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Agent shall give telecopy or telephonic notice thereof to Administrative Borrower as soon as practicable thereafter, and will also give prompt written notice to Administrative Borrower when such conditions no longer exist. If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Prime Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Prime Rate Loans. Until such notice has been withdrawn by Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall any Borrower (or Administrative Borrower on behalf of any Borrower) have the right to convert Prime Rate Loans to Eurodollar Rate Loans.

(c)  Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Agent or such Lender shall promptly give written notice of such circumstances to Administrative Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender’s Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrowers and Guarantor shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.6(d) hereof.

(d)  Borrowers and Guarantor shall indemnify Agent and each Lender and to hold Agent and each Lender harmless from any loss or expense which Agent or such Lender may sustain or incur as a consequence of (i) default by Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after such Borrower (or Administrative Borrower on behalf of such Borrower) has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by any Borrower in making any prepayment of a Eurodollar Rate Loan after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as determined by such Agent or such Lender) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination or non-renewal of this Loan Agreement and the payment of the Obligations.”

2.4                                 Effective as of the date hereof, Section 9.2(b) of the Loan Agreement is hereby amended by adding a new sentence at the end of Section 9.2(b) as a new clause (ix) immediately after Section 9.2(b)(viii) as follows:

“(ix)  Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Administrative Borrower, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (B) in the event that there are no outstanding Prime Rate Loans and (ii) to the extent any Borrower uses any proceeds of the Loans or Letter of Credit Accommodations to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Accommodations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Accommodations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral.”

Section 3.                                            Termination of Supplemental Loan Credit Facility.

3.1                                 Borrowers and Guarantor hereby confirm, acknowledge and agree that as of the date hereof (a)  there are no Supplemental Loans or Supplemental Letter of Credit Accommodations outstanding and (b) all Obligations in respect of any Supplemental Loans or Supplemental Letter of Credit Accommodations have been paid in full.

3.2                                 Notwithstanding anything to the contrary contained in the Loan Agreement, the Supplemental Loan Credit Facility is hereby terminated and Agent and Lenders shall be under no obligations to make any Supplemental Loans or issue any Supplemental Letter of Credit Accommodations. Any references to the terms “Supplemental Loan Credit Facility”, “Supplemental Loans” or “Supplemental Letter of Credit Accommodations” in the Loan Agreement or any of the other Financing Agreements shall be deemed to have no further force or effect.

3.3                                 Effective as of the date hereof, the following amendments to the Loan Agreement shall be deemed to be and are hereby made:

(a)                                  Section 3.3 is hereby deleted and replaced with the following:  “3.3 [Intentionally Omitted]”.

3.4                                 The Renco Junior Participation Agreement shall be terminated and of no further force and effect.

Section 4.                                            Letters of Credit. The reference to the amount “$10,000,000” in the first sentence of Section 3.2 (d) of the Loans Agreement is hereby deleted and replaced with the amount “$20,000,000”.

Section 5.                                            Indebtedness. Section 7.3(m)(vi) is hereby amended by deleting the word “and” and clause (F), adding the word “and” between the comma and clause (E), and replacing clause (C) with the following:

 “(C) commencing on and after October 29, 2005, Doe Run may pay the principal amount of such Indebtedness in whole or in part and in accordance with the terms of the Term Loan Intercreditor Agreement, so long as (1) Doe Run provides Agent with two (2) Business Days’ prior written notice of the intention of Doe Run or its Subsidiaries to make any such payment, (2) if Doe Run does not pay the principal amount of such Indebtedness in full, such partial payments shall be in the principal amount of not less than $1,000,000 or such lesser amount if the then outstanding balance in respect of such Indebtedness owed by Borrowers to Term Loan Lenders is less than $1,000,000, (3) as of the date of such payment and after giving effect thereto, the Excess Availability of Borrowers (calculated without reference to clause (a)(ii)(C) or (b)(ii)(C) of the definition of “Excess Availability”) shall be not less than $7,500,000 in the aggregate, and (4) as of the date of such payment and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, exists or has occurred and is continuing,”

Section 6.                                            Capital Expenditures. Section 7.22 of the Loan Agreement is hereby deleted and replaced with the following:

“7.22  Capital Expenditures. Borrowers and their Subsidiaries (other than Doe Run Cayman and its Subsidiaries), shall not, directly or indirectly, make or commit to make (other than contracts for such expenditures where payments for such expenditures are to be made in any subsequent fiscal year subject to the limitations set forth in this Section 7.22), whether through purchase, capital leases or otherwise, Capital Expenditures on a combined basis for all Borrowers for the periods set forth below

(a) during the fiscal year ending October 31, 2005, an aggregate amount not to exceed $20,000,000;

(b) during the fiscal year ending October 31, 2006, an aggregate amount not to exceed $20,000,000 plus up to $5,000,000 of Carry-Over Capital Expenditures from the immediately preceding fiscal year;

 (b) during the fiscal year ending October 31, 2007, an aggregate amount not to $12,000,000 plus up to $5,000,000 of Carry-Over Capital Expenditures from the immediately preceding fiscal year; and

                                                                                                (c) during the fiscal year ending October 31, 2008, an aggregate amount not to exceed $12,500,000 plus up to $5,000,000 of Carry-Over Capital Expenditures from the immediately preceding fiscal year.”

Section 7.                                            EBITDA. Section 7.23 of the Loan Agreement is hereby deleted and replaced with the following:

“7.23  EBITDA. Borrowers shall not, measured as of the last day of any fiscal month, commencing with the fiscal month ending October 31, 2005 and each fiscal month thereafter, permit EBITDA of Borrowers and their Subsidiaries, other than Doe Run Cayman and its Subsidiaries, calculated based upon the immediately preceding twelve (12) months, to be less than the respective amount set forth below opposite such fiscal month-end period:

Fiscal Month-End Periods	Cumulative Minimum EBITDA

(a) October 31, 2005	$40,000,000
(b) November 30, 2005	$36,000,000
(c) December 31, 2005	$33,000,000
(d) January 31, 2006	$37,500,000
(e) February 28, 2006	$36,000,000
(f) March 31, 2006	$36,000,000
(g) April 30, 2006	$40,000,000

(h) May 31, 2006	$42,000,000
(i) June 30, 2006	$42,000,000
(j) July 31, 2006	$45,000,000
(k) August 31, 2006	$45,000,000
(l) September 30, 2006	$45,000,000
(m) October 31, 2006	$45,000,000
(n) November 30, 2006	$45,000,000
(o) December 31, 2006	$45,000,000
(p) January 31, 2007	$45,000,000
(q) February 28, 2007	$46,000,000
(r) March 31, 2007	$46,000,000
(s) April 30, 2007	$45,000,000
(t) May 31, 2007	$44,000,000
(u) June 30, 2007	$43,000,000
(v) July 31, 2007	$42,000,000
(w) August 31, 2007	$42,000,000
(x) September 30, 2007 and each fiscal month thereafter	$40,000,000	”

Section 8.                                            Fixed Charge Coverage Ratio. Section 7.24 of the Loan Agreement is hereby deleted and replaced with the following:

“7.24  Fixed Charge Coverage Ratio. Borrowers shall not, measured as of the last day of any fiscal quarter, commencing with the fiscal quarter ending October 31, 2005 and each fiscal quarter thereafter, permit the Fixed Charge Coverage Ratio of Borrowers and their Subsidiaries, other than Doe Run Cayman and its Subsidiaries, calculated based upon the immediately preceding four (4) fiscal quarters, to be less than the respective amount set forth below opposite such fiscal quarter-end period:

Fiscal Quarter End YTD Period Ending	Fixed Charge Coverage Ratio
(a) October 31, 2005	.770 to 1
(b) January 31, 2006	.753 to 1

(c) April 30, 2006	.829 to 1
(d) July 31, 2006 and each fiscal quarter thereafter	.900 to 1

Section 9.                                            Consolidated Net Worth. Section 7.10 of the Loan Agreement is hereby deleted and replaced with the following:

“7.10 Consolidated Net Worth. [Intentionally Omitted]”

Section 10.                                      Payments. Section 9.2(b) of the Loan Agreement is hereby deleted and replaced with the following:

(b) Payments received, including but not limited to, payments made with the proceeds of any Loans or the proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied to the Obligations in the following order of priorities:

(i)   first, to the payment in full in cash or other immediately available funds of all costs, expenses and other charges of Agent and Lenders under the Financing Agreements and all indemnities under the Financing Agreements then due to Agent and Lenders;

(ii)  second, to the payment in full in cash or other immediately available funds of all fees payable by Borrowers under the Financing Agreements then due;

(iii)   third, to the payment in full in cash or other immediately available funds of all interest due in respect of all Loans (including all Borrowing Base Loans and Additional Loans (as defined in Section 12.14 hereof) and Agent Advances);

(iv)  fourth, to the payment in full in cash or other immediately available funds of the principal amount of all Agent Advances and Additional Loans;

(v)  fifth, to the payment in full in cash or other immediately available funds of the principal amount of all Borrowing Base Loans;

(vi)  sixth, to the payment in full in cash or other immediately available funds of cash collateral for Letter of Credit Accommodations in an amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letter of Credit Accommodations and any other cash collateral to be provided to Agent under the terms of the Financing Agreements; and

(vii)  seventh, to the payment in full in cash or other immediately available funds of all other Obligations.

For purposes of the foregoing, “paid in full” or “payment in full” as to the Obligations means payment of all amounts owing under the Financing Agreements, as applicable, according to the terms thereof, including but not limited to principal, fees, servicing fees, professional fees, interest (including default interest and interest on interest and in each case specifically including interest accrued after the commencement of any Insolvency Proceeding and any such interest that would have accrued but for the commencement of any Insolvency Proceeding), and expense reimbursements, in each case whether or not the same is or would be or is allowed or allowable or is disallowed in whole or in part in any Insolvency Proceeding.”

Section 11.                                      Term.

11.1                           The first sentence of Section 10.1(a) of the Loan Agreement is hereby deleted and replaced with the following:

                                                “(a)  This Agreement and the other Financing Agreements shall become effective as of the date hereof and this Agreement shall continue in full force and effect for a term ending on August 29, 2008 (the “Renewal Date”), and from year-to-year thereafter, unless sooner terminated pursuant to the terms hereof; provided, that, Agent, any Lender (as to such Lender), or Borrowers may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any subsequent year by giving to the other parties hereto at least sixty (60) days’ prior written notice; provided, that, in the event any one Lender shall send a notice of its intention to terminate this Agreement as to such Lender, any of the other Lenders may upon receipt of such notice purchase the Commitment of the Lender sending such notice of termination.”

11.2                           The first sentence of Section 10.1(e) of the Loan Agreement is hereby deleted and replaced with the following, effective with respect to any termination after the date hereof:

“(e)                            If this Agreement terminates upon the occurrence and during the continuance of an Event of Default or at the request of a Borrower prior to the Renewal Date, in view of the impracticality and extreme difficulty of ascertaining actual damages, and by mutual agreement of the parties as to a reasonable calculation of the lost profits of Agent and Lenders as a result thereof, Borrowers hereby agree to pay to Agent for the ratable benefit of Lenders, upon the effective date of such termination, a fee in the amount equal to:  (i) two (2%) percent of the Maximum Credit, from the date hereof through and including August 28, 2006; and (ii) one (1%) percent of the Maximum Credit, from and after August 29, 2006 to but not including August 29, 2008. Such early termination fee shall be presumed to be the amount of damages sustained by Agent and Lenders as a result of such early termination and Borrowers and Guarantors agree that it is reasonable under the circumstances currently existing (including, but not limited to, the borrowings that are reasonably expected by Borrowers hereunder and the interest, fees and other charges that are reasonably expected to be received by Agent and Lenders pursuant to the Credit Facility). The early termination fee provided for in this Section 10.1(f) shall be deemed included in the Obligations.”

Section 12.                                      Expenses and Additional Fees. The reference to the charge of “$750” per person per day for field exams set forth in clause (vi) of Section 10.2(a) of the Loan Agreement is deleted and replaced with the following:  “$850”.

Section 13.                                      Schedule 1.50 - Account Debtors. Schedule 1.50 to the Loan Agreement entitled “Concentration Criteria for Specific Account Debtors” is deleted and replaced with the new Schedule 1.50 attached hereto.

Section 14.                                      Amendment Fee. In consideration of this Amendment, Borrowers shall pay to Agent (for the account of Lenders based upon their Pro Rata Shares), an amendment fee of $375,000, which amount is fully earned and payable and may be charged directly to Borrowers’ loan accounts maintained by Agent as follows:

14.1                           $75,000 of such amount shall be earned and paid to Agent on the date hereof; and

14.2                           $300,000 of such amount shall be earned and paid to Agent on the date hereof (for the account of Lenders based upon their Pro Rata Shares).

Section 15.                                      Additional Representations, Warranties and Covenants. Each Borrower and Guarantor represents, warrants and covenants with and to Agent and Lenders as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof, and the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Financing Agreements, being a continuing condition of the making of Loans by Agent and Lenders to Borrowers:

15.1                           This Amendment has been duly executed and delivered by each Borrower and Guarantor and is in full force and effect as of the date hereof and the agreements and obligations of each Borrower and Guarantor contained herein constitutes legal, valid and binding obligations of such Borrower or Guarantor enforceable against each of them in accordance with their respective terms.

15.2                           No action of, or filing with, or consent or any governmental or public body or authority, and no approval or consent of any other party, including, without limitation, New Secured Note Trustee, any of the New Secured Noteholders, or any holder of the New Warrants, is or will be required to authorize, or is or will be otherwise required in connection with, the execution, delivery and performance of this Amendment or any of the agreements delivered pursuant hereto, other than the consent of Term Loan Agent and Term Loan Lenders to extend the maturity date of the Term Loan Agreement.

15.3                           After giving effect to the provisions of the Third Amendment to Amended and Restated Loan and Security Agreement, dated as of the date hereof, between Doe Run and Term Loan Agent, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing on the date hereof.

Section 16.                                      Conditions Precedent. The effectiveness of the amendments contained herein shall be subject to the satisfaction of the following conditions precedent in a manner acceptable to Agent:

16.1                           Agent shall have received, in form and substance satisfactory to Agent, an executed original or executed original counterparts of this Amendment, duly authorized, executed and delivered by each Borrower and Guarantor;

16.2                           each Borrower and Guarantor shall deliver, or cause to be delivered, to Agent a true and correct copy of any consent, waiver or approval to or of this Amendment, which any Borrower or Guarantor is required to obtain from any other Person, and such consent, approval or waiver shall be in a form and substance satisfactory to Agent;

16.3                           Agent shall have received contemporaneously herewith, in form and substance satisfactory to Agent, evidence of the termination of the Renco Junior Participation Agreement;

16.4                           Agent shall have received contemporaneously herewith, in form and substance satisfactory to Agent, a Third Amendment to Amended and Restated Loan and Security Agreement, dated as of the date hereof, between Doe Run and Term Loan Agent, among other things, extending the maturity date of Indebtedness in respect of the Term Loan Documents, subject to the terms and conditions of the Loan Agreement as amended hereby, together with any necessary consent of any third party;

16.5                           Agent shall have received, in form and substance satisfactory to Agent, a Secretary’s or Assistant Secretary’s Certificate of Directors’ Resolutions evidencing the adoption and subsistence of corporate resolutions approving the execution, delivery and performance by such Borrower and Guarantor of this Amendment and any agreements, documents or instruments to be delivered pursuant to this Amendment; and

16.6                           as of the date hereof, after giving effect to the provisions of the Third Amendment to Amended and Restated Loan and Security Agreement, dated as of the date hereof, between Doe Run and Term Loan Agent, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred and be continuing.

Section 17.                                      Effect of this Amendment. Except as expressly set forth herein, no other amendments, consents, changes or modifications to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof and Borrowers shall not be entitled to any other or further amendment or consent by virtue of the provisions of this Amendment or with respect to the subject matter of this Amendment. To the extent of conflict between the terms of this Amendment and the other Financing Agreements, the terms of this Amendment shall control. The Loan Agreement and this Amendment shall be read and construed as one agreement.

Section 18.                                      Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Amendment

Section 19.                                      Governing Law. The validity, interpretation and enforcement of this Amendment whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflict of laws or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

Section 20.                                      Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

Section 21.                                      Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment.

Section 22.                                      Counterparts. This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of an executed counterpart of this Amendment by telefacsimile shall have the same force and effect as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment as to such party or any other party.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their authorized officers as of the day and year first above written.

THE DOE RUN RESOURCES CORPORATION

By:	/s/ David Chaput

Title:	V.P Finance, Treasurer & CFO

THE BUICK RESOURCE RECYCLING
FACILITY LLC

By:	/s/ David Chaput

Title:	V. P Finance, CFO & Treasurer

FABRICATED PRODUCTS, INC.

By:	/s/ David Chaput

Title:	V. P Finance, CFO & Treasurer

DR LAND HOLDINGS, LLC

By:	/s/ David Chaput

Title:	V.P Doe Run Resources Corporation
as sole member DR Land Holdings, LLC

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Agent and Lender

By:	illegible signature

Title:	V.P

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

THE CIT GROUP/BUSINESS CREDIT, INC.,

  as Co-Agent and Lender

By:	(illegible signature)

Title:

ACKNOWLEDGED:

THE RENCO GROUP, INC.

By:	/s/ John A. Binko

Title:	Vice President

SCHEDULE 1.50

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Concentration Criteria for Specific Account Debtors

Account Debtor	Percentage of Total Elegible Accounts

Johnson Controls, Inc.	30%

East Penn Mfg. Co., Inc.	25%

Enersys, Inc.	15%

Hammond Lead Products	15%